Exhibit 5.1

NELSON MULLINS RILEY & SCARBOROUGH LLP ATTORNEYS AND COUNSELORS AT LAW
101 Constitution Avenue, NW Suite 900 Washington, DC 20001 T: 202.689.2983 F: 202.689.2952 nelsonmullins.com

March 25, 2022

indie Semiconductor, Inc.
32 Journey

Aliso Viejo, CA 92656

RE:	Registration Statement on Form S-8 in connection with the indie Semiconductor, Inc. Employee Earn-Out Awards.

Ladies and Gentlemen:

We have acted as counsel to indie Semiconductor, Inc., a Delaware corporation (the “Company”) in connection with the Registration Statement on Form S-8 (the “Registration Statement”), relating to the Company’s Employee Earn-Out Awards (the “Awards”)) to be filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) on or about March 25, 2022. The Registration Statement relates to 1,300,000 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share, for issuance pursuant to the Awards.

We hereby consent to the filing of this opinion as Exhibits 5 and 23.1 to the Registration Statement and to the reference to our name in the Registration Statement.

As counsel to the Company, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such statutes, documents, corporate records, certificates of public officials, and other instruments as we have deemed necessary for the purpose of this opinion, including the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and the record of the proceedings of the directors of the Company.

Based upon the foregoing, we are of the opinion that the Shares that may be issued and sold from time to time to satisfy the Awards in accordance with their terms have been duly authorized for issuance and will, when issued pursuant to the Awards, be legally issued, fully paid and non-assessable.

This opinion is being rendered to be effective as of the effective date of the Registration Statement, and we disclaim any obligation to revise or supplement this opinion should the present Delaware General Corporation Law be changed by legislative action, judicial decision or otherwise, should there be factual developments which might affect any matters or opinions set forth herein or for any other reason.

California | Colorado | District of Columbia | Florida | Georgia | Maryland | Massachusetts | New York

North Carolina | South Carolina | Tennessee | West Virginia

indie Semiconductor, Inc.

March 25, 2022

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to address herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Shares.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Very truly yours,

/s/ Nelson Mullins Riley & Scarborough, LLP

NELSON MULLINS RILEY & SCARBOROUGH, LLP